Exhibit 99.1

For Immediate Release

X-RITE SUCCESSFULLY COMPLETES $155 MILLION CAPITAL RAISE GRAND RAPIDS, MI – October 28, 2008 – X-Rite, Incorporated (NASDAQ: XRIT) today announced it has completed a $155 million capital raise led by OEPX, LLC, a Delaware limited liability company managed by One Equity Partners (“OEP”), and with Sagard Capital Partners, L.P. (“Sagard”) and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. (collectively, “Tinicum”).

Proceeds from the capital raise will be used to repay indebtedness under its First and Second Lien Credit Agreements, settle amounts payable by the Company pursuant to certain interest rate swap agreements, prepay certain amounts outstanding between the Company and Fifth Third Bank, as well as fund ongoing operations.

“Having completed this financing initiative, the amendments to the First and Second Lien Credit Agreements have become effective and we now have the necessary resources to continue developing new and innovative products for our customers related to the business of color,” said Thomas J. Vacchiano Jr., Chief Executive Officer for X-Rite. “This capital raise also provides the Company with greater financial flexibility during these times of increased economic uncertainty to improve shareholder value and fund on-going operations.”

Under the terms of the recapitalization, X-Rite will issue 28,571,429 shares of common stock to OEP, 9,076,667 shares of common stock to Sagard, and 9,256,667 shares of common stock to Tinicum.

About X-Rite

X-Rite is the global leader in color science and technology. The company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or for any other reason.

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